Exhibit 32

Written Statement of the Chief Executive Officer

and the Chief Financial Officer

Pursuant to 18 U.S.C. §1350

Solely for the purposes of complying with 18 U.S.C. §1350, we, the undersigned President and Chief Executive Officer and Executive Vice President, Chief Financial Officer and Treasurer of The Marcus Corporation (the “Company”), hereby certify, based on our knowledge, that the Annual Report on Form 10-K of the Company for the year ended December 31, 2020 (the “Report”) fully complies with the requirements of Section 13(a) of the Securities Exchange Act of 1934 and that information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

/s/ Gregory S. Marcus
Gregory S. Marcus President and Chief Executive Officer

/s/ Douglas A. Neis
Douglas A. Neis Executive Vice President, Chief Financial Officer and Treasurer

DATE: March 5, 2021